Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 28, 2019, by and between CurAegis Technologies, Inc., a New York corporation (the “Company”), each purchaser executing a counterpart signature page to this Agreement (each a “Purchaser” and collectively the “Purchasers”).

RECITALS

A.     The Purchasers desire to purchase from the Company, and the Company desires to sell to the Purchasers, senior convertible promissory notes of the Company in the aggregate principal amount up to Two Million Five Hundred Thousand Dollars ($2,500,000), in the form attached hereto as Exhibit A (individually, a “Note” and collectively, the “Notes”), together with up to Seven Hundred Fifty Thousand (750,000) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).

B.     The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

NOW THEREFORE, in consideration of the foregoing recitals, the covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchasers and the Company hereby agree as follows:

Section 1.     Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings given thereto:

“Accredited Investor Questionnaire” means the accredited investor questionnaire attached hereto as Exhibit B.

“Affiliate” of a Person shall mean with respect to such a Person or entity, any Person or entity which directly or indirectly Controls, is Controlled by, or is under common Control with such Person or entity.

“Claim” shall mean any and all liens, claims, options, charges, pledges, security interests, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Purchasers” means the Purchasers means the Purchasers purchasing Notes and Common Stock at the Initial Closing.

“Interest Shares” means the shares of Common Stock issuable upon the payment of interest under the Notes.

“Investors Rights Agreement” means that Amended and Restated Investors’ Rights Agreement dated as of March 28, 2014 by and between the Company and the Series C/C-2 Investors.

“Knowledge” means the actual knowledge of Richard A. Kaplan, Kathleen A. Browne and Keith Gleasman.

“Legal Requirements” means all foreign, federal, state, municipal and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines;

“Material Adverse Effect” means any event, change or effect that is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or other), business or, results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or effect relating to or resulting from: (a) the announcement or other disclosure of this Agreement or the transactions contemplated herein; (b) conditions or changes in the general economic, business or financial environment which do not affect the Company and its Subsidiaries or the industries in which the Company and its Subsidiaries operates in a disproportionate manner; (c) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis affecting the United States; (d) actions taken by the Purchasers that are contemplated by this Agreement or the performance of obligations under this Agreement; (e) changes in Legal Requirements which do not affect the Company and its Subsidiaries or the industries in which the Company and its Subsidiaries operates in a disproportionate manner; or (f) changes in United States generally accepted accounting principles (“GAAP”) which do not affect the Company disproportionately.

“Permitted Encumbrances” means (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided for amounts that are (i) not delinquent or (ii) being contested by appropriate proceedings (and, in either event, are not material); (c) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over real property; (d) liens, security interest or other encumbrances for any indebtedness of the Company or its Subsidiaries; and (e) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, corporation, partnership, association, trust, any unincorporated organization or any other entity.

“Preferred Stock” means the Company’s preferred stock, par value $0.01 per share.

“Purchase Price” means the purchase price payable by the Purchaser to the Company for the Securities which, which respect to each Purchaser, shall be equal to the original principal amount of the Note purchased by such Purchaser.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since December 31, 2018 through and including through the date hereof, with the SEC pursuant to the reporting requirements of the Exchange Act, including all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein.

“Securities” means the Notes and Common Stock issued pursuant hereto.

“Series C/C-2 Investors” means the holders of the Company’s Series C Voting Convertible Preferred Stock and Series C-2 Voting Convertible Preferred Stock.

“Subsidiary” of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

“Transaction Documents” means this Agreement, the Notes, and each other agreement, document and instrument executed in connection with the transactions contemplated hereby.

“Underlying Shares” means the Conversion Shares and the Interest Shares.

Section 2.     Purchase of Securities.

2.1     Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement and in the Notes, the Company agrees to sell the Securities to the Purchasers and the Purchasers agree to purchase the Securities from the Company.

2.2     Initial Closing.

(a)     The initial closing of the purchase and sale of the Securities (the “Initial Closing”) will take place on the date hereof (the “Initial Closing Date”) at the offices of the Company, at 1999 Mount Read Blvd., Building 3, Rochester, New York 14615, or remotely by exchange of electronic copies as the Company and the Initial Purchasers shall mutually agree.

(b)     At the Initial Closing, the Company shall deliver to each Initial Purchaser (against such Initial Purchaser’s deliveries set forth in Section 2.2(c)):

(i)     a Note, duly executed by the Company, payable to such Initial Purchaser in the principal amount equal to the Purchase Price set forth on such Initial Purchaser’s counterpart signature page to this Agreement; and

(ii)     the number of shares of Common Stock set forth on such Initial Purchaser’s counterpart signature page to this Agreement.

(c)     At the Initial Closing, each Initial Purchaser shall deliver to the Company (against the Company’s deliveries set forth in Section 2.2(b)):

(i)     the Purchase Price set forth on such Initial Purchaser’s counterpart signature page to this Agreement, by check or wire transfer of immediately available funds to the account designated by the Company in writing for such purpose; and

(ii)     an Accredited Investor Questionnaire, completed and duly executed by the Initial Purchaser, together with the information specified therein necessary for the Company to verify that the Initial Purchaser is an “accredited investor” as defined in Regulation D.

2.3     Subsequent Closings.

(a)     After the Initial Closing, at any time and from time to time for up to one hundred eighty (180) days after the Initial Closing, at one or more subsequent closings (each a “Subsequent Closing”), the Company may sell to any Additional Purchaser acceptable to the Company in its sole discretion additional Securities so long as the aggregate principal amount of all Notes issued and sold pursuant to this Agreement does not exceed $2,500,000. Each Subsequent Closing shall occur on a date and at a time mutually acceptable to the Company and the Additional Purchaser or Purchasers then purchasing Securities and at the offices of Company or remotely by exchange of electronic copies as the Company and the Initial Purchasers shall mutually agree.

(b)     At each Subsequent Closing, the Company shall deliver to each Additional Purchaser then purchasing Securities (against such Additional Purchaser’s deliveries set forth in Section 2.3(c)):

(i)     a Note, duly executed by the Company, payable to such Additional Purchaser in the principal amount equal to the Purchase Price set forth on such Additional Purchaser’s counterpart signature page to this Agreement; and

(ii)     the number of shares of Common Stock set forth on such Initial Purchaser’s counterpart signature page to this Agreement.

(c)     At each Subsequent Closing, each Additional Purchaser then purchasing Securities shall deliver to the Company (against the Company’s deliveries set forth in Section 2.3(b)):

(i)     a counterpart signature page to this Agreement, completed and duly executed by the Additional Purchaser;

(ii)     the Purchase Price set forth on such Additional Purchaser’s counterpart signature page to this Agreement, by wire transfer of immediately available funds to the account designated by the Company in writing for such purpose; and

(ii)     an Accredited Investor Questionnaire, completed and duly executed by the Additional Purchaser, together with the information specified therein necessary for the Company to verify that the Additional Purchaser is an “accredited investor” as defined in Regulation D.

2.4     Use of Proceeds. All funds paid to Company under this Agreement will be deposited in Company’s operating account and used as working capital and for general corporate purposes.

Section 3.     Purchaser’s Representations and Warranties. In order to induce the Company to enter into this Agreement and to sell and issue the Securities to the Purchasers, each Purchaser, severally and not jointly, represents and warrants to the Company that:

3.1     Power or Capacity. The Purchaser, if an entity, has all required corporate or other power and authority or, if an individual, the legal capacity to enter into and perform this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby, including the purchase of the Securities.

3.2     Authorization.

(a)     The execution, delivery and performance of this Agreement and the other Transaction Documents and the purchase of the Securities have been duly authorized by all necessary corporate or other action of the Purchaser.

(b)     This Agreement and the other Transaction Documents are valid and binding obligations of the Purchase, enforceable in accordance with their respective terms.

3.3     Investment Status. The Purchaser is purchasing the Securities, and will, upon conversion of such Purchaser’s Note and/or the payment of interest under such Purchaser’s Note in the form of Interest Shares, acquire the Underlying Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Legal Requirements. The Purchaser acknowledges that neither the Securities nor the Underlying Shares have been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

3.4     Accredited Investor. The Purchaser is, and will be on each date which such Purchaser converts a Note, and/or receives the payment of interest under a Note in the form of Interest Shares, an “accredited investor” as defined in Regulation D and one or more of the categories set forth in the Accredited Investor Questionnaire delivered by the Purchaser correctly and in all respects describes the Purchaser, and the Purchaser has so indicated by checking the applicable box or boxes corresponding to the applicable category or categories in his Accredited Investor Questionnaire. The Purchaser acknowledges that the exemption from registration requirements of the Securities Act relied upon by the Company in offering and selling the Securities requires that the Company take reasonable steps to verify that each Purchaser is an accredited investor and that, accordingly, the Company will require certain information, as described in the Accredited Investor Questionnaire, from the Purchaser for that purpose.

3.5     Investment Experience. The Purchaser acknowledges that it has, by reason of its business and financial experience, knowledge, sophistication and experience in financial and business matters and in making investment decisions of the type contemplated by this Agreement that it is capable of (i) evaluating the merits and risks of an investment in the Securities and making an informed investment decision in connection therewith; (ii) protecting its own interest; and (iii) bearing the economic risk of such investment for an indefinite period of time for Securities which are not transferable or freely tradable.

3.6     Opportunities for Additional Information. The Purchaser acknowledges that he has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of the Purchaser’s personal knowledge of the Company’s affairs, the Purchaser has asked such questions and received in writing answers to the full satisfaction of the Purchaser, and the Purchaser desires to invest in the Company. Specifically, but not by way of limitation, the Purchaser acknowledges the Company’s publicly available filings made periodically with the SEC, which filings are available at www.sec.gov and which filings the Purchaser acknowledges reviewing or having had the opportunity of reviewing. The Purchaser acknowledges that the purchase of the Securities involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect the Company’s business, operating results and financial condition. In such an event, the trading price for the Common Stock could decline substantially and Purchaser could lose all or part of its investment. Purchaser is urged to review the risks identified under the Risk Factors section of Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 29, 2019. In addition, the Notes may be treated as issued with original issue discount (“OID”), which may create additional interest income for the Purchaser over the term of the Note.

3.7     Rule 144. The Purchaser understands that the Securities and the Underlying Shares must be held indefinitely unless they are registered under the Securities Act or an exemption from registration is available. The Purchaser understands and acknowledges that the Company has neither filed a registration statement with the SEC or any state authorities nor agreed to do so, nor contemplates doing so in the future for the transactions contemplated by this Agreement or the other Transaction Documents. The Purchaser acknowledges that he is familiar with Rule 144 of the rules and regulations of the SEC, as amended, promulgated pursuant to the Securities Act, and that he has been advised that Rule 144 permits resales only under certain circumstances. The Purchaser understands that to the extent that Rule 144 is not available, the Purchaser will be unable to sell any Securities or Underlying Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

3.8      No Shorting. The Purchaser has not engaged in any short sales of the Common Stock or instructed any third parties to engage in any short sales of the Common Stock on his behalf prior to the Closing Date. The Purchaser covenants and agrees that it will not be in a net short position with respect to the shares of Common Stock. For purposes of this Section 3.8, a “net short position” means a sale of Common Stock by a Purchaser that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in Common Stock held by the Purchaser.

3.9     Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser on its counterpart signature page to this Agreement. If the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser at which its principal place of business is located is the address of the Purchaser on its counterpart signature page to this Agreement.

3.10   General. The Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Securities.

3.11    Investment Banking; Brokerage Fees. The Purchaser has not incurred or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

3.12   Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Securities.

4.      Company’s Representations and Warranties. The Company represents and warrants to each Purchaser that:

4.1     Organization and Corporate Power.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of New York, and is duly qualified or registered to do business as a foreign corporation in each jurisdiction in which the failure to be so duly qualified or registered has had, or could have, a Material Adverse Effect.

(b)     The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities.

(c)     True, complete and correct copies of the Certificate of Incorporation and the Company’s By-Laws have been filed with the Company Reports , in each case as amended and in effect as of the date hereof (the “Charter Documents”), have been filed as exhibits to the SEC Reports.

4.2     Authorization and Non-Contravention.

(a)     This Agreement and the other Transaction Documents are valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(b)     The execution, delivery and performance of this Agreement and the other Transaction Documents, the issuance and delivery of the Securities, and, upon conversion of the Notes and/or the payment of interest under the Notes in the form of Interest Shares, the issuance and delivery of the Underlying Shares, respectively, have been duly authorized by all necessary corporate or other action of the Company.

(c)     The execution and delivery of this Agreement and the other Transaction Documents, the issuance and delivery of the Notes and Common Stock, and, upon conversion of the Notes and/or the payment of interest under the Notes in the form of Interest Shares, the issuance and delivery of the Underlying Shares, and the performance of the transactions contemplated by this Agreement and the other Transaction Documents, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of (whether after the giving of notice, lapse of time or both) any provision of the Charter Documents; (ii) subject to the consent and waiver of the Series C/C-2 Investors under the Investors Rights Agreement described in Section 6.1(d), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound; or (iii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Legal Requirement; except in the case of each of clauses (ii) and (iii), such as would not have a Material Adverse Effect.

(d)     The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing of any Form D required to be filed with the SEC and such other filings as are required to be made under applicable federal and state securities laws.

4.3     The Securities. Upon delivery to each Purchaser at the applicable Closing of the Note and Common Stock to be purchased by such Purchaser, and upon the Company’s receipt of the Purchase Price payable by such Purchaser, (i) such Purchaser will become the sole record, legal and beneficial owner of (A) such Note, (B) such Common Stock, and (C) upon conversion of such Note and/or the payment of interest under the Notes in the form of Interest Shares, the Underlying Shares, and the Purchaser will have good and marketable title to the Securities and the Underlying Shares and each shall pass to such Purchaser, free and clear of any Claims, except for the restrictions on transfer created by this Agreement and applicable securities laws; and (ii) the Note and the Common Stock to be issued to such Purchaser at the Closing have been duly authorized by all necessary corporate action and shall be validly issued and outstanding, fully paid and non-assessable. The Conversion Shares and the Interest Shares, when issued upon the terms and subject to the conditions set forth in this Agreement and the Note, will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and non-assessable, free and clear of all Claims of any kind and the holders (other than restrictions on transfer created by this Agreement and applicable securities laws) shall be entitled to all rights accorded to a holder of Common Stock.

4.4     Capitalization.

(a)     As of the March 31, 2019 prior to the consummation of the Initial Closing, the authorized capital stock of the Company consists of:

(i) 400,000,000 shares of Common Stock, of which (A) 50,400,545 shares are currently outstanding, (B) 43,991,221 shares are reserved for issuance upon conversion of the outstanding Preferred Stock (defined below), (C)  7,711,707 shares are reserved for issuance upon the exercise of Common Stock purchase warrants, (D) 2,908,500 shares reserved for issuance upon the exercise of options outstanding under the 2011 Stock Option Plan, (E) 91,500 shares reserved for issuance upon the future grant of options under the 2011 Stock Option Plan, (F) 1,220,000 shares are reserved for issuance pursuant to the 2016 Stock Option Plan in respect of future awards under such plan, (G) 1,780,000 shares reserved for issuance upon the future grant of options under the 2016 Stock Option Plan (H) 6,900,000 shares are reserved for issuance upon the exercise of non-plan options, (I) up to 11,960,000 shares reserved for issuance upon the conversion of convertible notes issued in connection with the issuance of the 2016 6% Convertible Notes, (J) up to 13,124,625 shares reserved for issuance upon the conversion of convertible notes issued in connection with the issuance of the 2017 6% Convertible Notes (K) up to 2,500,000 shares reserved for issuance upon the conversion of convertible notes issued in connection with the issuance of the 2018 Convertible Notes (L) up to 6,500,000 reserved for issuance upon the conversion of convertible notes issued in connection with the issuance of the JULY 2018 Convertible Notes and (M) no other shares are reserved for issuance for any purpose; and

(ii) 100,000,000 shares of Preferred Stock, of which (A) 3,300,000 shares are designated as “Class A Non-Voting Cumulative Convertible Preferred Stock”, of which 468,221 shares are issued and outstanding and which shares are convertible into 468,221 shares of Common Stock, (B) 300,000 shares are designated as “Class B Non-Voting Cumulative Convertible Preferred Stock”, of which 67,500 shares are issued and outstanding and which shares are convertible into 67,500 shares of Common Stock, (C) 15,687,500 shares are designated as “Series C Voting Convertible Preferred Stock”, all of which are issued and outstanding and which shares are convertible into 15,687,500 shares of Common Stock, (D) 24,500,000 shares are designated as “Series C-2 Voting Convertible Preferred Stock”, all of which are issued and outstanding and which shares are convertible into 24,500,000 shares of Common Stock, and (E) 10,000,000 shares are designated as “Series C-3 Voting Convertible Preferred Stock” (the “Series C-3 Preferred Stock”), of which 3,268,000 shares are issued and outstanding. Such issued and outstanding shares of Series C-3 Preferred Stock are convertible into 3,268,000 shares of Common Stock.

(b)     The Company is not a party to a “rights plan”, or “poison pill” agreement.

(c)     As of the date hereof immediately prior to the consummation of the Initial Closing, except as set forth above there are no outstanding options, warrants, or other rights to purchase any shares capital stock of the Company and no outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of the Company. Except for the obligations of the Company to issue and sell the Securities pursuant this Agreement, there are no commitments, agreements or arrangements of any kind relating to the issuance of any shares of capital stock of the Company or securities convertible into or exercisable or exchangeable for, any shares of capital stock of the Company.

(d)     All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued, fully paid and non-assessable, and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws.

(e)     Except as provided in the Investors Rights Agreement, there are (i) no preemptive rights, rights of first refusal, put or call rights or obligations with respect to the issuance, sale or redemption of the Company’s capital stock or any interests therein, or (ii) no rights to have the Company’s capital stock registered for sale to the public in connection with the laws of any jurisdiction and (iii) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s capital stock.

4.5     Subsidiaries; Investments. Except as disclosed in the SEC Reports, the Company does not have any Subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Each of the Subsidiaries of the Company is wholly owned, directly or indirectly, by the Company and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any such Subsidiary.

4.6     SEC Reports; Financial Statements.

(a)     The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The SEC Reports incorporated by reference herein include without limitation the Form 10-K for the fiscal year ended December 31, 2018, including the audited financial statements included therein.

(b)     As of their respective dates, the SEC Reports or any amendments thereof, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports, and none of the SEC Reports or to the extent such reports were amended, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)     As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements: (i) were prepared in accordance with GAAP, consistently applied during the periods involved (except (A) as may be otherwise indicated in the notes thereto or (B) in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated Subsidiaries (except as may be otherwise noted therein).

4.7     No Material Adverse Changes. Since the date of the latest audited financial statements included within the SEC Reports, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, and (c) the Company has not altered its method of accounting.

4.8    Transactions with Affiliates. Since January 1, 2019, there has been no transaction, or series of related transactions, agreements, arrangements or understandings, nor is there any proposed transaction, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC under the Securities Act that have not been disclosed in the SEC Reports.

4.9     Regulatory Material Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.10    Title to Assets. The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, taken as a whole, in each case free and clear of all Claims, except for Permitted Encumbrances. The Company owns no real property. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

4.11    Tax Matters. The Company and its Subsidiaries have filed all required tax returns and reports that are now required to be filed by them in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon the Company, its Subsidiaries or their respective assets, including unemployment and, social security, and real estate taxes. The Company and its Subsidiaries have paid all taxes which are now due and payable, or, with respect to those taxes which are being contested in good faith, the Company and its Subsidiaries have made an appropriate reserve on their respective financial statements for the same. No taxing authority has asserted or assessed any additional tax liabilities against the Company and its Subsidiaries which are outstanding on this date, and the Company and its Subsidiaries have filed for any extension of time for the payment of any tax or the filing of any tax return or report.

4.12    Intellectual Property.

(a)     To the Knowledge of the Company, the Company and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). To the Knowledge of the Company, all such Intellectual Property Rights are enforceable.

(b)     No third party has claimed or, to the Knowledge of the Company, has reason to claim that any Person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of such Person’s employment, non-competition, non-disclosure or similar agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its employees. To the Company’s Knowledge, no Person employed by or affiliated with the Company has used or proposes to use any trade secret or any information or documentation proprietary to any other Person in connection with the Company’s business.

4.13   Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries affecting their properties or assets of the Company.

4.14    Employees. Neither the Company nor its Subsidiaries have any collective bargaining arrangements or agreements covering any of their employees. Except as disclosed in the SEC Documents, neither the Company nor its Subsidiaries have any employment contract, or any other similar contract relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary.

4.15   Compliance with Legal Requirements. The Company complies and has at all times complied in all material respects with all applicable Legal Requirements, and the Company has not received notice from any governmental authority or any other Person of any alleged violation or noncompliance.

4.16   Insurance Coverage. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. To the Company’s Knowledge, the Company will be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

4.17   Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

4.18     Private Placement. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby.

4.19     Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.20    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, THE COMPANY MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS.

5.      Restrictions on Transfer and Resale; Legends.

5.1     Restrictions on Transfer and Resale. Each Purchaser agrees that he shall not pledge, hypothecate, sell, transfer, assign or otherwise dispose of part or all of the Notes, the Common Stock or the Underlying Shares until:

(a)     a registration statement under the Securities Act (or any other form appropriate for the purpose under the Securities Act or any form replacing any such form) with respect to the Notes, the Common Stock or the Underlying Shares, as applicable, or any part thereof proposed to be so disposed of shall be then effective and such disposition shall have been appropriately qualified in accordance with any other applicable securities law; or

(b)     all of the following shall occur:

(i)     the Purchaser shall have furnished the Company with a reasonably detailed explanation of the proposed disposition including, without limitation, the name of proposed purchaser, the purchase price and payment terms for the Notes, the Common Stock or the Underlying Shares, as applicable;

(ii)     if reasonably requested by the Company, the Purchaser shall have furnished the Company with an opinion of the Purchaser’s counsel in form and substance reasonably satisfactory to the Company or other evidence reasonably satisfactory to the Company to the effect that the proposed transfer complies with applicable provisions of the Securities Act and any applicable blue sky laws and will not require registration of such Shares or any part thereof under the Securities Act or qualification of such Notes, the Common Stock or the Underlying Shares, as applicable, or any part thereof under any other securities law, provided that the Company will not require such a legal opinion (x) in any transaction in compliance with Rule 144; or (y) in any transaction in which the Purchaser distributes Notes, the Common Stock or the Underlying Shares to an Affiliate of the Purchaser for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 5.1.

5.2     Legends. Each certificate representing the Underlying Shares which may be issued by the Company shall bear the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

6.       Closing Conditions and Deliverables.

6.1     Company Conditions. The obligation of the Company to consummate the transactions contemplated hereunder at the applicable Closing with any Purchaser is subject to the satisfaction or waiver by the Company, on or before the applicable Closing, of the following conditions:

(a)     The representations and warranties of such Purchaser contained in Section 3 shall be true, complete and correct in all respects as of the date hereof and, as of the applicable Closing Date as though such representations and warranties had been made on and as of such date.

(b)     Such Purchaser shall have performed and complied in all material respects with all agreements contained herein, and in any other Transaction Document which are required to be performed or complied with by them prior to or at the time of the applicable Closing Date.

(c)     Except for notices or filings required or permitted to be filed after the applicable Closing Date with federal and state securities commissions, the Company shall have obtained the written consent or approval of, or shall have filed any applicable notice or filing with, each Person whose consent or approval is required, or with whom a notice or filing is required, in connection with the transactions contemplated hereunder.

(d)     The Company shall have obtained the consent of the Series C/C-2 Investors under the Investors Rights Agreement to the sale and issuance of the Securities and the waiver of the Series C/C-2 Investors to their rights of first refusal under the Investors Rights Agreement with respect to the sale and issuance of the Securities and such consent and waiver shall remain in full force and effect.

(e)     No Proceeding shall be pending or, to the knowledge of Company, threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated hereby.

6.2     Purchaser Conditions. The obligation of each Purchaser to consummate the transactions contemplated hereunder at the applicable Closing is subject to the satisfaction or waiver by such Investor, on or before the applicable Closing, of the following conditions:

(a)     The representations and warranties of the Company contained in Section 4 shall be true, complete and correct in all material respects as of the date hereof and, as of the applicable Closing Date as though such representations and warranties had been made on and as of such date.

(b)     The Company shall have performed and complied in all material respects with all agreements contained herein which are required to be performed or complied with by them prior to or at the time of the applicable Closing Date.

(c)     No Proceeding shall be pending or, to the Knowledge of Company, threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated hereby.

7.     Indemnification. Each Purchaser, severally and not jointly, hereby agrees to indemnify the Company, and the officers, directors, agents and employees thereof harmless against all liability, costs or expenses (including reasonable attorneys’ fees) arising by reason of or in connection with any misrepresentation or any breach of the representations and warranties of such Purchaser contained in this Agreement, or arising as a result of the sale or distribution of the Securities or the Common Stock issuable upon conversion of the Notes and/or the payment of interest under the Notes in the form of Interest Shares, by the undersigned in violation of the Securities Act, the Exchange Act or any other applicable law, either federal or state.

8.     Miscellaneous.

8.1     Signature Pages; Additional Investors. Any Additional Purchaser committing to purchase Securities from the Company, and to whom the Company will sell Securities subject to the terms and conditions of this Agreement, shall execute a counterpart signature page hereto by which the Additional Purchaser agrees to be bound by the terms hereof. If the Company, in its sole discretion, agrees to sell and issue additional Securities after the Initial Closing, any Person to whom the Company will sell, and who is committing to purchase, Securities shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed a “Purchaser” for all purposes hereunder. No action or consent by the Purchasers shall be required for such joinder to this Agreement by such Additional Purchaser. In the case of each Additional Purchaser who first purchases Securities after the date of this Agreement, the date as of which such Additional Purchaser became party to this Agreement shall be the date of the Subsequent Closing at which such Additional Purchaser’s Securities are issued.

8.2     No Offer. This Agreement does not constitute an offer to any prospective purchaser of Securities, and no agreement exists or shall exist between the Company and any Purchaser, unless and until the Company and that Purchaser have exchanged the respective deliverables under Section 2.2 or Section 2.3.

8.3     Further Assurances. At such time and from time to time on and after the date hereof upon request by the Purchasers or the Company, the other will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, certificates and assurances that may be reasonably required for the conveying, transferring, assigning, delivering, purchasing and confirming to the Purchasers or the Company all of the Securities or to otherwise carry out the purposes of this Agreement and the agreements, documents and instruments contemplated hereby.

8.4     Complete Agreement. This Agreement and the Transaction Documents sets forth the entire agreement and understanding of the parties concerning the subject matter herein and supersedes all prior agreements and understandings concerning such subject matter. No representation, promise, inducement or statement of intention has been made by or on behalf of any party hereto, or any related party, that is not set forth in this Agreement or the documents referred to herein. The Purchasers acknowledge and agree that the Company is making no representations, warranties and covenants in connection with the purchase and sale of the Notes except as expressly set forth in this Agreement.

8.5     Survival. The representations and warranties contained herein shall survive and remain in full force and effect after the applicable Closing for one (1) year.

8.6     Effect of Waiver. The failure of a party hereto at any time or from time to time to require performance of another party’s obligations under this Agreement shall in no manner affect such party’s right to enforce any provision of this Agreement at a subsequent time, and the waiver by a party hereto of any right arising out of any breach shall not be construed as a waiver of any right arising out of any other or subsequent breach.

8.7     Amendment and Waiver. Any provision of this Agreement may be amended or the observance of any provision may be waived, and the exercise of any right or remedy may be forborne upon the consent of the Company and Purchasers representing a majority of the outstanding Securities. Any amendment or waiver effected in accordance with this Section 8.7 shall be binding upon each Purchaser and each transferee of the Securities and the Underlying Shares, regardless of whether he, she or it has given its written consent. Notwithstanding the foregoing, if any amendment or waiver materially and adversely treats one or more Purchasers in a manner that is disproportionate to such treatment of all other Purchasers, such amendment or waiver shall also require the written consent of the Purchasers disproportionately treated. This Section 8.7 may not be amended without the written consent of the Company and all Purchasers. Written notice of any amendment, waiver or forbearance under this Section 8.7 shall be given to the record holders of the Securities.

8.8     Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon personal delivery; or (ii) on the third day following depositing the same in the United States mail, certified or registered, return receipt requested with postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, to the parties at their addresses set forth below: (or such other address as a party may designate by notice in accordance with this Section):

if to the Company, to:

CurAegis Technologies, Inc.

1999 Mt. Read Boulevard, Building 3

Rochester, New York 14615

Attention: Chief Executive Officer

With a copy to (which shall not constitute notice):

Woods Oviatt Gilman LLP

1900 Bausch & Lomb Place

Rochester, NY 14604

Attention: Gordon E. Forth, Sean D. Jensen

if to Purchaser, to the address set forth on the Purchaser’s counterpart signature page to this Agreement.

8.9     Expenses. The Company and the Investors shall each pay their own expenses incident to the Transaction Documents and the preparation for, and consummation of, the transactions provided for herein and therein.

8.10    Interpretation. When a reference is made to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References to “dollars” or “$” are to U.S. dollars. The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement. This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

8.11    Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles that would result in the application of the law of any other jurisdiction. The parties hereto agree that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in Monroe County, State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

8.12    Titles and Headings; Construction. The Section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, singular, or plural as the identity of the person or persons may require. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

8.13    Benefit. Except for the rights to indemnification under Section 7, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.14    Counsel. Each party to this Agreement acknowledges that Woods Oviatt Gilman LLP acted solely as counsel to the Company in connection with the Transaction Documents and the transactions contemplated hereby and thereby and that he, she or it retained or had sufficient opportunity to retain independent legal counsel and other advisors in connection with the Transaction Documents and the transactions contemplated hereby and thereby.

8.15    Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and, in particular, shall inure to the benefit of and be enforceable by the holder or holders at the time of any of the Notes.

8.17    Severability. If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

8.16    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

[Company Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF the Company has executed this Agreement as of the date first written above.

CURAEGIS TECHNOLOGIES, INC. By: ________________________ Name: Title:

[Purchaser Counterpart Signature Page to Securities Purchase Agreement]

The undersigned Purchaser hereby executes the Securities Purchase Agreement and hereby irrevocably authorizes this signature page to be attached thereto.

INDIVIDUALS SIGN BELOW:

______________________________ Purchaser’s Signature	__________________________________ Print Purchaser’s Name

Date: ____________________

LIMITED LIABILITY COMPANIES, CORPORATIONS, PARTNERSHIPS, TRUSTS AND OTHER ENTITIES SIGN BELOW:

Name of Entity: ___________________________________________________________

By: ___________________________

Title: __________________________

Date: ____________________

Amount of Purchase Price: $ ________________________ Shares of Common Stock: ________________________

ALL PURCHASERS COMPLETE THE ADDRESS SECTION

Principal Residence Address: ____________________________ ____________________________ ____________________________	Mailing Address, if different from Residence Address ____________________________ ____________________________ ____________________________

Electronic Mail: ________________________________

Exhibit A

Form of Convertible Promissory Note

Exhibit B

Accredited Investor Questionnaire